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                                                           OMB APPROVAL
UNITED STATES                                     ------------------------------
SECURITIES AND EXCHANGE COMMISSION                OMB Number 3235-0145
Washington, D.C. 20549                            Expires: October 31, 1994
                                                  Estimated average burden
                                                  hours per response 14.90
                                                  ------------------------------

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 7 )*

                                  Mapics, Inc.
                                (Name of Issuer)


                           Common Stock, $1 par value
                         (Title of Class of Securities)


                                    564910107
                                 (CUSIP Number)

                                December 31, 1999
             (Date of Event Which Requires Filing of this Statement)

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

         [X]      Rule 13d-1 (b)
         [_]      Rule 13d-1 (c)
         [_]      Rule 13d-1 (d)

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------
CUSIP No. 564910107                   13G
-------------------------

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     CLOVER CAPITAL MANAGEMENT, INC.
     16-1263400

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     New York
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,014,525
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,014,525
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     1,014,525
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     5.8%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     IA
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------
CUSIP No. 564910107                   13G
-------------------------

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     MICHAEL EDWARD JONES
     ###-##-####
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     U.S.A.
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           64,700
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,014,525
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         64,700
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,014,525
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     1,079,225
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     6.1%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------
CUSIP No. 564910107                   13G
-------------------------

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     GEOFFREY HAROLD ROSENBERGER
     ###-##-####
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     U.S.A,
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,014,525
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,014,525
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     1,014,525
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     5.8%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------
CUSIP No. 564910107                   13G
-------------------------

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     CHARLES WILLIAM RUFF
     ###-##-####
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     U.S.A.
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           3,500
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,018,525
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         3,500
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,018,525
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     1,022,025
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


      5.8%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------
CUSIP No. 564910107                   13G
-------------------------

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     JAMES G. GOULD
     ###-##-####
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     U.S.A.
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           9,900
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          1,018,525
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         9,900
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            1,018,525
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     1,028,425
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


     5.8%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


     IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.

     (a)  Name of Issuer

          Mapics, Inc.

     (b)  Address of Issuer's Principal Executive Offices

          1000 Windward Concourse Parkway
          Alpharetta, Georgia 30005

Item 2.

     (a)  Name of Person Filing

          The persons filing this Schedule are Clover Capital Management, Inc. ("Clover"), Michael E. Jones, Geoffrey H. Rosenberger, Charles W. Ruff and James G. Gould (collectively, the "Reporting Persons").

     (b)  Address of Principal Business Office

          11 Tobey Village Office Park
          Pittsford, NY  14534

     (c)  Citizenship

          Clover is incorporated in the State of New York. The other reporting persons are U. S. citizens.

     (d)  Title of Class of Securities

          Common Stock, $1.00 Par Value

     (e)  CUSIP Number

          564910107

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

     (a)  |_| Broker or Dealer registered under Section 15 of the Exchange Act

     (b)  |_| Bank as defined in section 3 (a) (6) of the Exchange Act

     (c) |_| Insurance Company as defined in section 3 (a) (19) of the Exchange Act

     (d) |_| Investment Company registered under section 8 of the Investment Company Act

(1)  (e)  |X| Investment Adviser in accordance with Rule 13d-1 (b) (1) (ii) (E)

     (f) |_| Employee Benefit Plan or Endowment Fund in accordance with Rule 13d-1 (b) (1) (ii) (F)

(2)  (g)  |X| Parent Holding Company or control person in accordance with Rule
               13d-1 (b) (ii) (G)

     (h) |_| A savings association as defined in Section 3 (b) of the Federal Deposit Insurance Act

     (i) |_| A church plan that is excluded from the definition of an investment company under Section 3 (c) (14) oft the Investment Company Act.

     (j)  |_| Group, in accordance with Rule 13d-1 (b) (1) (ii) (J)

(1)  As to Clover
(2)  As to the other Reporting Persons.

Item 4.    Ownership

     (a)  Amount Beneficially Owned

          See item 9 on pages 2, 3, 4, 5, 6

     (b)  Percent of Class

          See item 11 on pages 2, 3, 4, 5, 6

     (c)  Number of shares as to which person has:

          (i) sole power to vote or to direct the vote See item 5 on pages 2, 3, 4, 5, 6

          (ii) shared power to vote or to direct the vote See item 6 on pages 2, 3, 4, 5, 6

         (iii) sole power to dispose or to direct the disposition of See item 7 on pages 2, 3, 4, 5, 6

          (iv) shared power to dispose or to direct the disposition of See item 8 on pages 2, 3, 4, 5, 6

Item 5. Ownership of Five Percent or Less of a Class If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_|

Item 6. Ownership of more than Five Percent on Behalf of Another Person The aggregate number and percentage of the subject securities beneficially owned by each of the Reporting Persons is as follows:

          NAME                             NO. OF SHARES       PERCENTAGE
          Clover                           1,014,525             5.7675
          Michael E. Jones                 64,700                0.3678
          Geoffrey H. Rosenberger          0                     0.0000
          Charles W. Ruff                  7,500                 0.0426
          James G. Gould                   13,900                0.0790

          As investment adviser to the client accounts owning the subject securities, Clover shares the voting and dispositive power with the account owner of each account. As directors of Clover, Messrs. Jones, Rosenberger, Ruff and Gould share the dispositive powers with Clover. In addition, Mr. Jones holds sole voting and dispositive power with respect to 64,700 shares of the subject securities beneficially owned by him (other than indirectly through Clover), Mr. Ruff holds sole voting and dispositive power with respect to 3,500 shares and shared voting and dispositive power with respect to 4,000 shares of the subject securities beneficially owned by him (other than indirectly through Clover) and Mr. Gould holds sole voting and dispositive power with respect to 9,900 and shared voting and dispositive power with respect to 4,000 shares of the subject securities beneficially owned by him (other than indirectly through Clover).

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

          Not applicable

Item 8.   Identification and Classification of Members of the Group

          Not applicable

Item 9.   Notice of Dissolution of Group

          Not applicable

Item 10.  Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purposes or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        CLOVER CAPITAL MANAGEMENT, INC.


February 14, 2000                       By: /s/ Geoffrey H. Rosenberger
--------------------                       -------------------------------
Date                                        Geoffrey H. Rosenberger
                                            Managing Director

February 14, 2000                          /s/ Michael E. Jones
--------------------                       -------------------------------
Date                                       Michael E. Jones


February 14, 2000                          /s/ Geoffrey H. Rosenberger
--------------------                       -------------------------------
Date                                       Geoffrey H. Rosenberger


February 14, 2000                          /s/ Charles W. Ruff
--------------------                       -------------------------------
Date                                       Charles W. Ruff


February 14, 2000                          /s/ James G. Gould
--------------------                       -------------------------------
Date                                       James G. Gould

                                    EXHIBIT A

                     AGREEMENT PURSUANT TO RULE 13D-1(F)(1)

The undersigned persons agree and consent to the joint filing on their behalf of this Schedule 13G in connection with their beneficial ownership of the common stock of Yellow Corporation at December 31, 1999 and agree that this filing is filed on behalf of each of them.


                                        CLOVER CAPITAL MANAGEMENT, INC.


February 14, 2000                       By: /s/ Geoffrey H. Rosenberger
--------------------                       -------------------------------
Date                                        Geoffrey H. Rosenberger
                                            Managing Director

February 14, 2000                          /s/ Michael E. Jones
--------------------                       -------------------------------
Date                                       Michael E. Jones


February 14, 2000                          /s/ Geoffrey H. Rosenberger
--------------------                       -------------------------------
Date                                       Geoffrey H. Rosenberger


February 14, 2000                          /s/ Charles W. Ruff
--------------------                       -------------------------------
Date                                       Charles W. Ruff


February 14, 2000                          /s/ James G. Gould
--------------------                       -------------------------------
Date                                       James G. Gould